Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Company’s Registration Statement on Form F-3 as filed on June 13, 2023 (the “Registration Statement”) of (i) our report dated March 15, 2023, with respect to the consolidated financial statements of the Company and its subsidiary as of December 31, 2022, December 31, 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021, and (ii)  our report dated March 15, 2022, with respect to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from incorporation on April 21, 2020 to December 31, 2020, included in the Company’s Annual Report on Form 20-F as filed with the U.S. Securities and Exchange Commission and incorporated by reference into the Registration Statement.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

June 13, 2023